Exhibit 21.1
List of Subsidiaries of WPX Energy, Inc.
(all Delaware entities unless otherwise indicated)

1.	Betterit Land & Title Holding Company, LLC - a New Mexico Limited Liability Company
Fictitious name in Oklahoma: WPX Energy Chaco Slope, LLC

2.	Cardinal Oil and Gas Holdings, LLC
DBA in New Mexico and Texas as: Cardinal Exploration & Production, LLC

3.	Red Eagle Gathering, LLC

4.	RKI Exploration & Production, LLC

5.	RW Gathering, LLC

6.	Stateline Crude, LLC - an Oklahoma LLC

7.	Stateline Gathering, LLC - an Oklahoma LLC

8.	Stateline Processing, LLC - an Oklahoma LLC

9.	Stateline Water, LLC - an Oklahoma LLC

10.	WPX Energy Appalachia, LLC

11.	WPX Energy Gulf Coast, LP
Assumed name in Texas: Williams Prod. Gulf Coast, L.P.

12.	WPX Energy Holdings, LLC

13.	WPX Energy Keystone, LLC

14.	WPX Energy Marketing, LLC

15.	WPX Energy Mid-Continent Company, an Oklahoma corporation

16.	WPX Energy Production, LLC
Fictitious name in Oklahoma: WEG-Production Company, LLC

17.	WPX Energy RM Company

18.	WPX Energy Services Company, LLC

19.	WPX Energy Williston, LLC
Trade name in North Dakota: D3 E & P LLC
International subsidiaries:

1.	WPX Energy International Oil & Gas (Venezuela), Ltd. – a Cayman Islands corporation